[blank box]	Agreement on Bank Overdrafts (Through an Account Used Exclusively for the Purpose of Bank Overdrafts) (Customer Copy)

Overdraft Limit No. 0010
November 18, 2010
 To: The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Address:	Fukoku Seimei Bldg. 17th Floor, 2-2-2 Uchisaiwai-cho, Chiyoda-ku, Tokyo	[seal: Representative Director, Sucampo Pharma, Ltd.]
Name:	Sucampo Pharma, Ltd. Ryuji Ueno, Representative Director
Address: Joint and Several Guarantor:	[seal underneath: DUPLICATE]
Address:
Joint and Several Guarantor:

For the purpose of using a current account to enter into a bank overdraft transaction (through an exclusive account) with the Bank of Tokyo-Mitsubishi UFJ, Ltd., the above captioned party hereby gives assurance on complying with the article provided for below, in addition to the provisions of each of the articles set forth in the Agreement on Bank Transactions that has been separately entered into with the said bank.

Outline of Transaction:

Limit on the principal amount of overdraft:	(Please place the “¥” symbol before the figure)	Billion ¥ 1	Million 000	Thousand 000	Yen 000
Date of maturity of the transaction:	November 18, 2011
In the absence of an expression of intention to the contrary by either of the parties hereto prior to the day immediately before the above date of maturity of the transaction, the said date of maturity shall be extended for a period of (6, 12) months, and, thereafter, shall be extended in the same manner.

Deposit account used for the purpose of repayment:	[The Bank of Tokyo-Mitsubishi UFJ, Ltd.] Doujima Branch	Current Savings	Account No. 5306239	Account Holder The above captioned party

Article 1 (Transaction Procedures)
1.
For the purpose of entering into the bank overdraft transaction provided for in the present agreement, the above captioned party shall separately submit the request form for the opening of an account which will be used exclusively for the purpose of bank overdrafts.

2.
When the above captioned party wishes to utilize a bank overdraft, it shall submit the request form for fund withdrawal prescribed by the Bank of Tokyo-Mitsubishi UFJ, Ltd. in order to withdraw the necessary funds. In the case where there is more than one account in use, then the said party shall, after having obtained the consent of the said bank, designate the specific account to be used for the purpose of overdraft.

3.
The fund withdrawals referred to in the preceding paragraph may be made until the date of maturity of the transaction within the amount that remains after the balance of overdraft is subtracted from the limit on the principal amount of overdraft indicated above.

4.
The Bank of Tokyo-Mitsubishi UFJ, Ltd. may, at its sole discretion, allow [the above captioned party] to withdraw funds beyond the limit on the principal amount of overdraft indicated above.  If such case occurs, [the said party] shall immediately make payment of the amount in excess of the said limit, if so requested by the bank.

5.
The account used exclusively for the purpose of bank overdrafts provided for under the present agreement shall be used only for overdrafts based on the request form for fund withdrawal referred to in Paragraph 2 above of the present article, and shall not, unless the consent of the Bank of Tokyo-Mitsubishi UFJ, Ltd. has been obtained, be used to clear notes and checks, or to debit funds through bank account transfers. In addition, the said account shall not be used for receiving funds that are remitted from the above captioned party, or any third parties. Furthermore, [the said bank] shall not provide any forms used to issue notes or checks.

(Please see reverse side for additional terms and conditions)